Exhibit 99

For immediate release	For information contact:
F. Barry Bilson
(410) 539-0000
www.leggmason.com

LEGG MASON REPORTS JUNE QUARTER RESULTS
Assets Under Management up 37% and
Net Earnings up 48% Compared to June 2003 Quarter

Baltimore, Maryland -- July 19, 2004 -- Legg Mason, Inc. (NYSE: LM) today reported that the firm's revenues, earnings and earnings per share in the June 2004 quarter were the second highest in the firm's history, while investment advisory and related fees for the quarter and the firm's assets under management both set new records. Net revenues for the quarter ended June 30, 2004 were $538.9 million, up 29% from the June 2003 quarter. Net earnings were $86.4 million, up 48% from a year ago, and diluted earnings per share were $1.14, up 37%. Investment advisory and related fees were $368.8 million, up 53%. Assets under management ended the quarter at $295.7 billion, up $79.1 billion, or 37%, from a year ago.

Commenting on the results, Raymond A. "Chip" Mason, chairman and CEO, said:

"In spite of the challenging equity markets this quarter, the anticipated increases in interest rates and lower industry trading volumes, Legg Mason's results -- the second highest in our history -- were surpassed only by the results in the March 2004 quarter, and our assets under management continued to grow: up over $9 billion in the last three months and up over $79 billion in the last 12 months. We have also had a corresponding continuation of increases in our recurring (non-performance-fee related) investment advisory and related fees, which are up 4% over the March 31 quarter and up 53% over the year ago quarter.

"Private Client's pre-tax profits were up 7% over the year ago quarter and up 9% over the March 31 quarter. Growth in the retail brokerage business has been affected by slow volumes, which were caused by the uncertain equity markets and rising interest rates.

"Overall, our most difficult comparisons were in our Capital Markets business segment: its pre-tax profits were down 18% from the year ago quarter and down 39% from the March 31 quarter. Hopefully these markets will stabilize enough to allow a more normal transaction volume to resume.

"Our Asset Management business segment represented 55% of our net revenues and 73% of our pre-tax earnings for the quarter. Although investment advisory and related fees were only 1% higher than in the March 31 quarter, this relatively small increase was largely due to an almost 70% drop in performance fees compared to the March quarter, reflecting primarily the timing of such fees and the weak market environment. All of our asset management divisions - Institutional, Wealth Management and Mutual Funds -

LEGG MASON, INC.
News Release - July 19, 2004

experienced both positive net flows and positive investment performance during the quarter, with net flows aggregating approximately $7.6 billion."

Consolidated Results for the Quarter

Investment advisory and related fees for the quarter ended June 30, 2004 totaled a record $368.8 million, up 53% from $241.8 million in the June 2003 quarter, primarily due to an increase in investment advisory fees at Private Capital Management; Royce; Legg Mason Funds Management and Legg Mason Capital Management; and Western Asset and to increased fee-based brokerage revenues in Private Client wrap accounts. Investment advisory and related fees represented 68% of the firm's consolidated net revenues in the current quarter, up from 58% a year ago.

Revenues from retail and institutional securities brokerage, which includes commissions plus principal transaction revenues, totaled $128.3 million, up 1% from $127.3 million a year ago. Commissions were up 2% to $86.3 million due to increased non-proprietary mutual fund commissions. Commissions represented 16% of the firm's consolidated net revenues in the current quarter, down from 20% a year ago. Principal transaction revenues were down 2% to $42.0 million from $42.9 million, as increases in retail fixed income trading revenues and over-the-counter equity trading revenues were more than offset by decreases in institutional fixed income revenues.

Investment banking revenues were $26.5 million, down 16% from $31.5 million a year ago, as substantial decreases in retail selling concessions and municipal banking revenues more than offset increases in corporate advisory and underwriting revenues and institutional selling concessions.

Net interest profit was $5.8 million, up 10% from $5.3 million a year ago, primarily due to an increase in average margin debit and firm investment balances, offset in part by lower average interest rates. Other revenues were $9.5 million, down 18% from $11.5 million, primarily due to a decrease in the market value of firm investments.

The pre-tax profit margin on net revenues was 25.7% in the current quarter, up from 22.8% a year ago because of higher margins in our asset management segment. The effective tax rate was 37.7%, down from 38.7%. The annualized return on equity was 21.5%, versus 18.1%.

As of June 30, 2004, stockholders' equity was $1.649 billion, up 24% from $1.325 billion a year ago; book value per share was up 22%, to $23.93 from $19.58. The Company had 68.9 million shares outstanding at June 30, 2004 and 77.0 million weighted average diluted shares for the quarter ended June 30, 2004. Diluted shares in the June 2004 quarter include 4.4 million potential shares issuable upon conversion of our zero-coupon contingent convertible senior notes, which are not included in the June 2003 quarter.

LEGG MASON, INC.
News Release - July 19, 2004

Assets Under Management and Total Client Assets

Assets under management as of June 30, 2004 aggregated a record $295.7 billion, up $79.1 billion, or 37%, from $216.6 billion a year ago, and up 3% from $286.4 billion in March. Positive net client cash flows of approximately $7.6 billion represented over 80% of the $9.3 billion increase in assets under management during the quarter. All of our asset management divisions - Institutional, Wealth Management and Mutual Funds - experienced both positive net flows and positive investment performance during the quarter. Our Institutional asset management division is currently responsible for 65% of our total assets under management, with our Mutual Funds management division responsible for 23% and our Wealth Management division, 12%. Overall, equity assets account for 40% of our total assets under management.

Total client assets, which include assets in our clients' securities brokerage accounts plus assets under management, minus any overlap, aggregated $365.8 billion at June 30, 2004, up from $278.4 billion a year ago.

Segment Results for the Quarter

Asset Management continues to drive our consolidated results: in the current quarter, this business segment accounted for 55% of the firm's net revenues and 73% of pre-tax earnings, up from 45% and 57%, respectively, a year ago.

The net revenues of our Asset Management business segment totaled $294.9 million, up 56% from $188.9 million in the year ago quarter, and this segment's pre-tax earnings totaled $100.9 million, an 84% increase over the $54.8 million a year ago. The increases in assets under management, and resulting increases in recurring investment advisory fees, at Private Capital Management; Royce; Legg Mason Funds and Legg Mason Capital Management; and Western Asset were the primary contributors to the segment's increase in net revenues.

Private Client's net revenues totaled $175.1 million, up 10% from $158.7 million a year ago, as increased distribution and investment advisory fees were partially offset by decreases in retail selling concessions. Private Client's pre-tax earnings increased by 7%, from $28.2 million to $30.0 million. Private Client accounted for 32% of the firm's net revenues and 22% of pre-tax earnings in the current quarter, down from 38% and 30%, respectively, a year ago.

The net revenues of our Capital Markets business segment were up 2%, from $69.7 million a year ago to $71.2 million, as higher institutional equity transaction volume and corporate banking activity was offset in part by lower institutional fixed income transaction volume and proprietary trading profits. Pre-tax earnings dropped by 18%, from $12.6 million to $10.3 million, as a result of increased variable and fixed compensation costs. Capital Markets accounted for 13% of the firm's net revenues and 7% of pre-tax earnings in the current quarter, down from 17% and 13%, respectively, a year ago.

LEGG MASON, INC.
News Release - July 19, 2004

Conference Call to Discuss Results

A conference call to discuss the Company's results, hosted by Mr. Mason, will be held at 10:00 a.m. EDT today. The call will be open to the general public. Interested participants should access the call by dialing 1-877-692-2592 (or 1-973-582-2700 for international calls) at least 10 minutes prior to the scheduled start to ensure connection.

A replay or transcript of the live broadcast will be available on the Legg Mason website, in the Investor Relations section, or by dialing 1-877-519-4471 (or 1-973-341-3080 for international calls), access Pin Number 4722157, after the completion of the call.

Legg Mason, Inc., headquartered in Baltimore, is a holding company that provides asset management, securities brokerage, investment banking and related financial services through its subsidiaries.

This release may contain forward-looking statements subject to risks, uncertainties and other factors that may cause actual results to differ materially. For a discussion of these risks and uncertainties, see Legg Mason's Annual Report on Form 10-K for the fiscal year ended March 31, 2004.

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LEGG MASON, INC.
News Release - July 19, 2004

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
For the Quarters Ended June 30, 2004 and 2003

	(000's, except per share amounts)

	2004	% of Net Revenues	2003	% of Net Revenues

Revenues:
Investment advisory and related fees	$368,796	68.4	$241,825	57.9
Commissions	86,285	16.0	84,306	20.2
Principal transactions	42,049	7.8	42,946	10.3
Investment banking	26,517	4.9	31,467	7.6
Interest	21,807	4.1	21,834	5.2
Other	9,473	1.8	11,519	2.8

Total revenues	554,927	103.0	433,897	104.0
Interest expense	15,990	3.0	16,555	4.0

Net revenues	538,937	100.0	417,342	100.0

Non-interest expenses:
Compensation and benefits	300,210	55.7	241,709	57.9
Communications and technology	24,924	4.6	22,644	5.4
Occupancy	17,187	3.2	16,088	3.9
Distribution and service fees	16,034	3.0	7,735	1.9
Amortization of intangible assets	5,439	1.0	5,562	1.3
Other	36,442	6.8	28,280	6.8

Total non-interest expenses	400,236	74.3	322,018	77.2

Earnings from continuing operations
before income tax provision	138,701	25.7	95,324	22.8

Income tax provision	52,287	9.7	36,848	8.8

Net earnings from continuing operations	86,414	16.0	58,476	14.0

Discontinued operations, net of taxes	-	-	(110)	-

Net earnings	$86,414	16.0	$58,366	14.0

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LEGG MASON, INC.
News Release - July 19, 2004

LEGG MASON, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EARNINGS
For the Quarters Ended June 30, 2004 and 2003
(continued)

	(000's, except per share amounts)

	2004	2003

Net earnings per common share:
Basic
Continuing operations	$1.28	$0.88
Discontinued operations	-	-

	$1.28	$0.88

Diluted
Continuing operations	$1.14	$0.83
Discontinued operations	-	-

	$1.14	$0.83

Weighted average number of common
shares outstanding:
Basic	67,715	66,173
Diluted	77,046	70,125

Book value per common share	$23.93	$19.58

LEGG MASON, INC.
News Release - July 19, 2004

LEGG MASON, INC. AND SUBSIDIARIES
Business Segment Financial Results (000's)

For the Quarters Ended June 30, 2004 and 2003

	2004	% of Total	2003	% of Total

Net revenues:
Asset Management	$294,903	54.7	$188,861	45.3
Private Client	175,127	32.5	158,744	38.0
Capital Markets	71,212	13.2	69,740	16.7
Corporate	(2,305)	(0.4)	(3)	-

Total	$538,937	100.0	$417,342	100.0

Earnings from continuing operations
before income tax provision:
Asset Management	$100,889	72.7	$54,805	57.5
Private Client	29,981	21.6	28,151	29.5
Capital Markets	10,333	7.5	12,584	13.2
Corporate	(2,502)	(1.8)	(216)	(0.2)

Total	$138,701	100.0	$95,324	100.0

LEGG MASON, INC.
News Release - July 19, 2004

	LEGG MASON, INC. AND SUBSIDIARIES
	Assets Under Management
	(in billions)
	(unaudited)

	June 30,				March 31,

	2004	% of Total	2003	% of Total	2004	% of Total

By asset class:
Equity	$118.4	40.0	$76.7	35.4	$112.3	39.2
Fixed Income	177.3	60.0	139.9	64.6	174.1	60.8

Total	$295.7	100.0	$216.6	100.0	$286.4	100.0

By asset management division:
Wealth Management	$36.8	12.4	$23.8	11.0	$35.1	12.3
Institutional	190.7	64.5	147.9	68.3	187.0	65.3
Mutual Funds	68.2	23.1	44.9	20.7	64.3	22.4

Total	$295.7	100.0	$216.6	100.0	$286.4	100.0

	Component Changes in Assets Under Management
	(in billions)
	(unaudited)

	For the Quarter Ended June 30, 2004	For the Quarter Ended June 30, 2003

Beginning of period	$286.4	$192.2
Net client cash flows	7.6	5.4
Market appreciation, net	1.7	19.0

End of period	$295.7	$216.6